Exhibit 10.2

Execution Version

Continuing Guaranty

This Continuing Guaranty, dated as of October 1, 2014 (as the same may be amended, supplemented and/or otherwise modified from time to time, this “Guaranty”), is made by the undersigned (“Guarantor”), in favor of White Oak Global Advisors, LLC, a Delaware limited liability company, not in its individual capacity but solely as Administrative Agent on behalf and for the benefit of itself and Lenders (as hereinafter defined) (in such capacity, “Administrative Agent”), to induce Lenders (as hereinafter defined) to provide or to continue to provide certain financial accommodations to Vaultlogix, LLC, a Delaware limited liability company (“Borrower”).

Recitals

A.        Pursuant to that Loan and Security Agreement, dated as of the date hereof (as amended, supplemented and/or modified from time to time, the “Loan Agreement”), among Borrower, the subsidiaries of Borrower from time to time party thereto, the entities from time to time party thereto as lenders (collectively, “Lenders”) and Administrative Agent, Lenders will provide certain financial accommodations to Borrower on the terms and conditions set forth in the Loan Agreement. Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Loan Agreement.

B.          As an inducement to Lenders to provide such financial accommodations to Borrower pursuant to the terms of the Loan Agreement, subject to the terms and conditions set forth therein, Guarantor has agreed to provide to Administrative Agent for the benefit of Lenders, this Guaranty. Guarantor, as the sole equity holder of Borrower, will receive a direct and substantial benefit from such financial accommodations. The execution and delivery of this Guaranty is among the conditions to Lenders’ and Administrative Agent’s obligations under the Loan Agreement.

Agreement

Now, Therefore, for value received and in consideration, among other things, of the extension of credit by Lenders to Borrower, Guarantor guarantees and promises to pay to Administrative Agent any and all Indebtedness (as hereinafter defined), subject to the terms and provisions hereof, and agrees as follows:

1.          Indebtedness. The term “Indebtedness” means any and all advances, debts, obligations (including, without limitation, any obligations arising under Section 10.04 of the Loan Agreement), guaranties and liabilities of Borrower heretofore, now, or hereafter made, incurred or created under the Loan Agreement and the Loan Documents related thereto, whether voluntary or involuntary and however arising, whether direct or acquired by Administrative Agent or Lenders by assignment, succession, or otherwise, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, secured or unsecured, whether on original, renewed, extended or revised terms, and whether Borrower may be liable individually or jointly with others, or whether recovery upon any Indebtedness may be or hereafter becomes barred by any statute of limitations or whether any Indebtedness may be or hereafter becomes otherwise unenforceable, and whether consisting of interest accrued at the rate applicable after the occurrence of an Event of Default as provided under the Loan Agreement or interest accrued following the commencement of a proceeding involving Borrower under any federal or state debtor relief statute).

2.          Guaranty. If Borrower fails to pay any Indebtedness when due or declared to be due and payable subject to any grace or cure periods contained in the Loan Agreement (whether as a result of the acceleration of such Indebtedness or otherwise) or perform any obligation, covenant, agreement or condition contained in any Loan Document, then Guarantor unconditionally agrees (a) to pay to Administrative Agent for the benefit of Lenders, or its order, on demand, in lawful money of the United States of America, all Indebtedness owing by Borrower to Administrative Agent or Lenders and (b) to perform, or to cause Borrower to perform, each of Borrower’s obligations, covenants, agreements or conditions in accordance with the provisions of the Loan Documents. In addition, Guarantor unconditionally agrees to pay to Administrative Agent or its order, on demand, all costs and expenses, including, without limitation, all court costs and reasonable fees and expenses of attorneys, paralegals and legal assistants, paid or incurred by Administrative Agent or Lenders in any effort to collect all or any portion of the Indebtedness guaranteed hereunder from, or in prosecuting any action against, Guarantor or otherwise seeking to enforce any of Guarantor’s obligations under this Guaranty, including, without limitation, any of the foregoing incurred by Administrative Agent or Lenders in any bankruptcy or other insolvency proceeding of Guarantor or Borrower (the foregoing, collectively, the “Collection Costs”).

3.          Right to Amend or Modify Indebtedness and/or Collateral. Guarantor authorizes Administrative Agent or Lenders, at their sole discretion, subject to the Loan Documents, with or without notice and without affecting Guarantor’s liability hereunder, from time to time to: (a) change the time or manner of payment of any Indebtedness by renewal, extension, modification, acceleration or otherwise; (b) alter or change any provision of any Indebtedness, including, but not limited to, the rate of interest thereon, and any document, instrument or agreement (other than this Guaranty) evidencing, guaranteeing, securing or related to any Indebtedness; (c) release, discharge, exonerate, substitute or add one or more parties liable on any Indebtedness or one or more endorsers, cosigners or guarantors for any Indebtedness; (d) obtain collateral for the payment of any Indebtedness or any guaranty thereof; (e) release existing or after-acquired collateral on such terms as Administrative Agent and Lenders, in their sole discretion, shall determine; (f) apply any sums received from Borrower, any endorser, cosigner, other guarantor or other person liable on any Indebtedness or from the sale or collection of collateral or its proceeds to any Indebtedness whatsoever owed or to be owed to Administrative Agent or Lenders by Borrower in any order or amount and regardless of whether or not such Indebtedness is guaranteed hereby, is secured by collateral or is due and payable; and (g) apply any sums received from Guarantor or from the sale of collateral granted by Guarantor to any Indebtedness in any order or amount regardless of whether such Indebtedness is secured by collateral or is due and payable.

4.          Waivers. Guarantor hereby unconditionally and irrevocably acknowledges and agrees as follows:

(a)          Deficiency. In the event that any Indebtedness is now or hereafter secured by a deed of trust, Guarantor waives any defense and all rights and benefits of any laws purporting to state that no deficiency judgment may be recovered on certain real property purchase money obligations and any laws purporting to state that no deficiency judgment may be recovered after a trustee’s sale under a deed of trust. Guarantor acknowledges that a foreclosure by a trustee’s sale under a deed of trust may result in the destruction of guarantor’s subrogation rights that may otherwise exist and that a destruction of those rights may create a defense to a deficiency judgment against borrower and/or guarantor.

Guarantor waives all rights and defenses that guarantor may have because the indebtedness or any portion thereof is secured by real property. This means, among other things:

(1)          administrative agent or lenders may collect from guarantor without first foreclosing on any real or personal property pledged by borrower.

(2)          if administrative agent or any lender forecloses on any real property collateral pledged by borrower:

A.          The amount of the indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

B.          Administrative agent may collect from guarantor even if administrative agent or lenders, by foreclosing on the real property collateral, has destroyed any right guarantor may have to collect from borrower.

This is an unconditional and irrevocable waiver of any rights and defenses guarantor may have because the indebtedness is secured by real property.

(b)          Election of Remedies. To the maximum extent permitted by applicable law, Guarantor waives any defense based upon Guarantor’s loss of a right against Borrower arising from Administrative Agent’s or a Lender’s election of a remedy on any Indebtedness under bankruptcy or other debtor’s relief laws or under any other laws, including, but not limited to, any purporting to reduce Administrative Agent’s or any Lender’s right against Guarantor in proportion to the principal obligation of any Indebtedness. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable law, Guarantor waives all rights and defenses arising out of an election of remedies by Administrative Agent, even if that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has the effect of destroying Guarantor’s rights of subrogation and reimbursement against Borrower.

(c)          Statute of Limitations. To the maximum extent permitted by law, Guarantor waives the benefit of the statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof.

(d)          Action Against Borrower and Collateral (and Other Remedies). To the maximum extent permitted by applicable law, Guarantor waives all right to require Administrative Agent to: (i) proceed against Borrower, any endorser, cosigner, other guarantor or other person or entity liable on any Indebtedness; (ii) join Borrower or any endorser, cosigner, other guarantor or other person liable on any Indebtedness in any action or actions that may be brought and prosecuted by Administrative Agent or Lenders solely and separately against Guarantor on any Indebtedness; (iii) proceed against any item or items of collateral securing any Indebtedness or any guaranty thereof, or (iv) pursue or refrain from pursuing any other remedy whatsoever in Administrative Agent’s or Lenders’ power.

(e)          Borrower’s Defenses. Guarantor waives any defense arising by reason of any disability or other defense of Borrower, any successor or any endorser, cosigner, other guarantor or other person liable on any Indebtedness, including, without limitation, any statute of limitation defense that may be available to Borrower or such other person. Until all Indebtedness has been paid in full, even though it may be in excess of the liability incurred hereby and Lenders have no further commitment to lend or extend financial accommodations to Borrower, Guarantor shall not have any right of subrogation and Guarantor waives any benefit of and right to participate in any collateral now or hereafter held by Administrative Agent or Lenders. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of sale of any collateral securing any Indebtedness or any guaranty thereof, and notice of the existence, creation or incurring of new or additional Indebtedness.

(f)          Borrower’s Financial Condition. Guarantor hereby recognizes, acknowledges and agrees that advances may be made from time to time with respect to any Indebtedness without authorization from or notice to Guarantor even though the financial condition of Borrower, any endorser, cosigner, other guarantor or other person liable on any Indebtedness may have deteriorated since the date of this Guaranty. Guarantor waives all right to require Lenders to disclose any information with respect to any Indebtedness; the financial condition, credit or character of Borrower, any endorser, cosigner, other guarantor or other person liable on any Indebtedness; any collateral securing any Indebtedness or any guaranty thereof, or any action or inaction on the part of Lenders, Borrower or any endorser, cosigner, other guarantor or other person liable on any Indebtedness. Guarantor hereby assumes the responsibility for being informed of the financial condition, credit and character of Borrower and of all circumstances bearing upon the risk of non-payment of any Indebtedness which diligent inquiry would reveal.

5.          Right of Foreclosure. Administrative Agent or Lenders may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust whether now or hereafter securing any Indebtedness even though such foreclosure may destroy or diminish Guarantor’s rights against Borrower. Guarantor shall be liable to Administrative Agent or Lenders for any part of any Indebtedness remaining unpaid after any such foreclosure whether or not such foreclosure was for fair market value.

6.          Subordination. Any Indebtedness of Borrower or any endorser, cosigner, other guarantor or other person liable on any Indebtedness now or hereafter owed to Guarantor is hereby subordinated to the Indebtedness. Such Indebtedness owed to Guarantor shall, if Administrative Agent so requests, be collected, enforced and received by Guarantor as trustee for Administrative Agent and be paid over to Administrative Agent for the benefit of Lenders on account of the Indebtedness but without reducing or affecting in any manner the liability of Guarantor set forth herein. Should Guarantor fail to collect the proceeds of any such Indebtedness owed to it and pay the proceeds to Administrative Agent, Administrative Agent, as Guarantor’s attorney-in-fact may do such acts and sign such documents in Guarantor’s name as Administrative Agent considers necessary to effect such collection, and Guarantor hereby appoints Administrative Agent as Guarantor’s attorney-in-fact for such purposes.

7.          Invalid, Fraudulent or Preferential Payments. Guarantor agrees that, to the extent Borrower or any endorser, cosigner, other guarantor or other person liable on any Indebtedness makes a payment or payments to, or is credited for any payment or payments made for or on behalf of Borrower to Administrative Agent or any Lender, which payment or payments, or any part thereof, is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to any trustee, receiver, assignee or any other party whether under any bankruptcy, state or federal law or under any common law or equitable cause or otherwise, then, to the extent thereof, the obligation or part thereof intended to be satisfied thereby shall be revived, reinstated and continued in full force and effect as if such payment or payments had not originally been made or credited.

8.          Joint and Several Obligations; Independent Obligations. If more than one Guarantor guaranties the Indebtedness of Borrower, the obligations of such Guarantors are joint and several. Each Guarantor’s obligations are independent of the obligations of Borrower or any endorser, cosigner, other guarantor or other person liable on any Indebtedness and a separate action or actions may be brought and prosecuted against each Guarantor on any Indebtedness.

9.          Application of Amounts. In the event that Guarantor ever shall become indebted to Administrative Agent or any Lender other than in respect of the Indebtedness, all payments received by Administrative Agent or any Lender from any Person other than Guarantor on account of the Indebtedness shall, unless Administrative Agent and any other Lender otherwise agrees in writing in its discretion, be deemed as having been applied first to such indebtedness of the Guarantor then due other than in respect of the Indebtedness.

10.        Financial Information. Guarantor hereby agrees to deliver or cause to be delivered to Administrative Agent and Lenders, promptly upon Administrative Agent’s request therefor: (a) a copy of Guarantor’s most recently filed Federal and state tax returns; and (b) such other financial information concerning Guarantor as Administrative Agent (acting reasonably) may from time to time request.

11.        Acknowledgment of Receipt. Receipt of a true copy of this Guaranty is hereby acknowledged by Guarantor. Guarantor understands and agrees that this Guaranty shall not constitute a commitment of any nature whatsoever by Administrative Agent or Lenders (or any of them) to hereafter extend credit to Borrower but is a material inducement to Lenders to provide such credit. Guarantor agrees that this Guaranty shall be effective with or without notice from Administrative Agent or Lenders of their acceptance hereof.

12.        Continuing Guaranty. This Guaranty is a continuing guaranty. Revocation of this Guaranty shall be effective only after written notice thereof is personally received by an officer of Administrative Agent at the originating office indicated below or actually received at the originating office by United States certified or registered mail, return receipt requested and postage prepaid. Notice shall be effective at any office of Administrative Agent should the originating office no longer be in existence. Revocation shall be effective at the close of Administrative Agent’s business day when such notice is actually received. Any revocation shall be effective only as to the revoking party and shall not affect that party’s obligation with respect to any Indebtedness existing before such revocation is effective.

13.         Covenants of Guarantor. Guarantor covenants and agrees that:

(a)         on the Effective Date, Guarantor shall duly execute and deliver to Administrative Agent the Parent Guarantor Security Agreement;

(b)         any release by Administrative Agent of its Liens on all assets of Guarantor (other than those assets the subject of the Parent Guarantor Pledge Agreement) in accordance with Section 2.12 of the Loan Agreement shall not release, terminate, amend, modify or otherwise affect the obligations of Guarantor under this Guaranty or the Parent Guarantor Pledge Agreement;

(c)         so long as all Obligations (other than Unasserted Obligations) have not been paid in full:

(i)          if Administrative Agent has previously released its Liens on all assets of Guarantor (other than those assets of Guarantor the subject of the Guarantor Pledge Agreement) in accordance with Section 2.12 of the Loan Agreement, and, following such release, an Event of Default occurs, then Guarantor shall, promptly upon (and in no event later than five Business Days following) demand therefor by Administrative Agent, grant, pledge and otherwise assign, pursuant to one or more Collateral Documents substantially in the form of the Parent Guarantor Security Agreement, a Lien to Administrative Agent in all of the assets previously the subject of the Parent Guarantor Security Agreement to secure all of its obligations under this Guaranty; provided that Guarantor shall have no obligation to grant, pledge or otherwise assign any such Lien to Administrative Agent if, prior to the occurrence of any such Event of Default, either: (A) at the end of any Fiscal Month ending on or after January 31, 2015, Borrower has demonstrated, based upon the financial statements delivered by Borrower pursuant to Section 6.01(c) with respect to any such Fiscal Month, to the satisfaction of Administrative Agent (acting reasonably) that the Specified Consolidated Leverage Ratio as of the end of any such Fiscal Month was equal to or less than 2.50 to 1.00; or (B) at the end of any Fiscal Month ending on or after August 31, 2015, the average monthly recurring revenue of Borrower and its Subsidiaries, on a consolidated basis, for the period commencing on January 1, 2015 and ending on the last day of such Fiscal Month is equal to or greater than $950,000.00;

(ii)        Guarantor shall not incur any Debt from any third party (other than Administrative Agent and Lenders): (A) that is secured by any Lien on the following assets: (1) the Equity Interests of Borrower, DPS and/or U.S. Data and the Proceeds thereof (the “Specified Excluded Assets”); and/or (2) the assets of Borrower or any of its Subsidiaries and the Proceeds thereof; (B) that is secured by any assets of Guarantor other than the Accounts of Guarantor and the Proceeds thereof; provided that, if Administrative Agent has previously released its Liens on all assets of Guarantor (other than the Specified Excluded Assets) in accordance with Section 2.12 of the Loan Agreement and Guarantor’s obligation to grant, pledge or otherwise assign a Lien in favor of Administrative Agent pursuant to Section 13(c)(i) hereof is terminated in accordance with the proviso to Section 13(c)(i) hereof, then such third-party Debt may be secured by any assets of Guarantor other than the Specified Excluded Assets; or (C) if the outstanding principal amount of such Debt, together with all other Debt of Guarantor (other than Debt owing to Administrative Agent and Lenders) exceeds 90.00% of the net amount of Guarantor’s Accounts; and

(iii)      if Borrower has elected to comply with the provisions of Section 6.19 of the Loan Agreement by requiring that Guarantor (A) increase the amount of cash on its balance sheet resulting from Guarantor’s operations in an amount at least equal to the Specified Cure Amount, (B) sell or issue Equity Interests in Guarantor and have the net cash proceeds of such sale or issuance at least equal the Specified Cure Amount or (C) cause to be issued a letter-of-credit under the Guarantor Facility, in form and substance acceptable to Administrative Agent, for the benefit of Administrative Agent and in an original face amount at least equal to the Specified Cure Amount, then Guarantor agrees to (1) promptly upon the receipt of such cash or net proceeds, to pay such cash or net proceeds directly to Administrative Agent or (2) promptly cause such letter-of-credit to be issued.

Any failure by Guarantor to comply with the provisions of this Section 13 shall result in an immediate Event of Default under the Loan Agreement.

14.        Further Assurances. Guarantor shall, from time to time, at the expense of Guarantor, promptly execute and deliver all further documents and take all further action that may be necessary, or that Administrative Agent may reasonably request, to enable Administrative Agent to exercise and enforce its rights and remedies hereunder.

15.        Non-Reliance. In executing this Guaranty, Guarantor is not relying upon nor has Guarantor relied upon any statement or representation made by Lenders or Administrative Agent, or any employee, agent or representative of Lenders or Administrative Agent, with respect to the status, financial condition or any other matters related to Borrower or the relationship between Borrower and Administrative Agent or Lenders. Guarantor is presently informed of the financial condition of Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Indebtedness. Guarantor has reviewed each of the Loan Documents and has taken and will take all steps in Guarantor’s opinion necessary or appropriate to be informed on a continuing basis of changes or potential changes affecting Borrower or the Indebtedness. Without limiting the foregoing, Guarantor agrees that it shall keep informed from sources other than Lenders or Administrative Agent of Borrower’s financial condition, the status of any guarantors or of any security for the Indebtedness, and all other circumstances that could bear upon the risk of nonpayment of the Indebtedness and acknowledges and agrees that Lenders or Administrative Agent have no obligation whatsoever now or in the future to provide any such information to Guarantor.

16.        Corporate, Limited Liability or Partnership Authority. If Guarantor is a corporation, limited liability partnership or company or partnership, Administrative Agent need not inquire into the power of Guarantor or the authority of its officers, directors, partners or agents acting or purporting to act in its behalf and any credit granted in reliance upon the purported exercise of such power or authority is guarantied hereunder.

17.        Assignment. Administrative Agent or Lenders may, with or without notice, assign this Guaranty in whole or in part. This Guaranty shall inure to the benefit of Administrative Agent and Lenders, their respective successors and assigns, and shall bind Guarantor and Guarantor’s heirs, executors, administrators, successors and assigns.

18.        Governing Law; Jurisdiction; Etc.

(a)         Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law other than New York general obligations law 5-1401 and 5-1402).

(b)         Submission to Jurisdiction. Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the supreme court of the state of new york sitting in new york county in the borough of manhattan and of the united states district court for the southern district of new york, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this guaranty or any other loan document to which guarantor is a party, or for recognition or enforcement of any judgment, and guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state courts or, to the fullest extent permitted by applicable law, in such federal courts. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this guaranty or in any other loan document shall affect any right that administrative agent or any lender may otherwise have to bring any action or proceeding relating to this guaranty or any other loan document against any loan party or any of its properties in the courts of any other jurisdiction.

(c)          Waiver of Venue. Guarantor irrevocably and unconditionally waives, to the maximum extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this guaranty or any other loan document in any court referred to in subsection (b) of this section 18. Guarantor hereby irrevocably waives, to the maximum extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Waiver of Trial by Jury. To the extent permitted by applicable laws, each of the parties hereto hereby waives its right to a jury trial of any claim.

19.          Attorneys’ Fees. Guarantor shall pay to Administrative Agent all costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred by Administrative Agent in connection with the preparation, administration or enforcement of, including any bankruptcy appeal or the enforcement of any judgment or any refinancing or restructuring of Guarantor’s obligations under, this Guaranty or any document, instrument of agreement executed with respect to, evidencing or securing the Indebtedness hereunder.

20.          Captions. The captions and headings of this Guaranty are for convenience of reference only and shall not affect the interpretation of this Guaranty.

21.          Addresses for Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth, in the case of Administrative Agent or Lenders, at their respective addresses as provided in the Loan Agreement, and in the case of Guarantor, at the address specified below its signature hereto, or in each case, at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received or, if applicable, refused; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

22.          Severability. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall remain effective.

23.          References to Administrative Agent. The definition of “Administrative Agent” as used herein includes White Oak Global Advisors, LLC, its subsidiaries, affiliates and assigns.

[Document continues with signature page.]

In Witness Whereof, this Continuing Guaranty has been executed by Guarantor as of the date first written above.

Guarantors:

Intercloud Systems, Inc.,
a Delaware corporation

By:	/s/ Mark E. Munro
Name:	Mark E. Munro
Title:	Chief Executive Officer

Address for Notices:
Intercloud Systems, Inc.
1030 Broad Street, Suite 102 Shrewsbury, NJ 07702
Attn: __________

Continuing Guaranty (VaultLogix)